GOLD RESOURCE CORPORATION

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into as of February 22, 2008 (the “Date of Grant”), by and between Gold Resource Corporation, a Colorado corporation (the “Corporation”), and William W. Reid (the “Optionee”).

WITNESSETH:

WHEREAS, on February 22, 2008, the Board of Directors determined that the Optionee should receive an option to purchase shares of the Corporation’s Common Stock under the Corporation’s Non-Qualified Stock Option and Stock Grant Plan (the “Plan”) in order to provide the Optionee with an opportunity for investment in the Corporation and additional incentive to pursue the success of the Corporation, said option to be for the number of shares, at the price per share and on the terms set forth in this Agreement; and

WHEREAS, Optionee desires to receive an option on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, as a matter of separate agreement and not in lieu of salary or any other compensation for service, the right and option (the “Option”) to purchase all or any part of an aggregate of 250,000 shares of reserved authorized and unissued $.001 par value Common Stock of the Corporation (the “Option Shares”) pursuant to the terms and conditions set forth in this Agreement. The Option is granted pursuant to the terms and conditions of the Plan, a copy of which has been provided to Optionee, and shall be subject to all of those terms and conditions.

2. Option Price. At any time when shares are to be purchased pursuant to the Option, the purchase price for each Option Share shall be $3.40 (the “Option Price”).

3. Option Period.

(a) Subject to the conditions set forth in this Paragraph 3, the Option period shall commence as of the Date of Grant and shall terminate on February 22, 2018, unless terminated earlier as provided in this Agreement.

(b) If an Optionee, for any reason other than the Optionee’s death, ceases to be employed by, a consultant for, or a director of, either the Corporation or a related corporation, any Option held by the Optionee at the time Optionee ceases to be an employee, consultant or director may be exercised within 90-days after the date of such cessation, but only to the extent that the Option was exercisable according to its terms on the date of such cessation. After such 90-day period, any unexercised portion of an Option shall expire.

(c) If the employment of the Optionee is terminated for cause, the right to exercise the Option shall terminate immediately.

(d) Any Option held by an Optionee at the time of the death of Optionee may be exercised by the estate of Optionee, subject to any limitation otherwise applicable to such Option, only within six months of the death of Optionee or such longer period as the Board of Directors of the Corporation may determine.

4. Exercise of Option.

(a) The Option may be exercised, in whole or in part, by delivering to the Corporation:

(i)	a Notice and Agreement of Exercise of Option, substantially in the form attached hereto as Exhibit A, specifying the number of Option Shares with respect to which the Option is exercised; and

(ii)	full payment of the Option Price for such shares, and for employees, any applicable withholding or similar taxes, in cash or other good funds; or

(iii)	if the exercise price, determined by multiplying the Option Price by the number of Option Shares proposed to be acquired (“Exercise Price”), exceeds $2,000.00, shares of the Corporation’s Common Stock previously owned by the Optionee with a Fair Market Value as of the date of the payment equal to the portion of the purchase price for the Option Shares that the Optionee does not pay in cash for cancellation, or attestation of shares already owned by the Optionee.

(b) Notwithstanding the foregoing, the Option may not be exercised in part unless the Exercise Price is at least $1,000.00.

(c) Promptly upon receipt of the Notice of Agreement and Exercise and full payment of the Exercise Price by the Optionee (including payment or provision for payment of any applicable withholding or other tax), the Corporation shall deliver to the Optionee a properly executed certificate or certificates representing the Option Shares being purchased.

5. Securities Laws Requirements.

(a)	No Option Shares shall be issued unless and until, in the opinion of the Corporation, any applicable registration requirements of the Securities Act of 1933, as amended (the “Act”), any applicable listing requirements of any securities exchange on which stock of the same class is listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with.

(b)	Optionee understands that the Corporation is under no obligation to register the Option Shares under the Act and that in the absence of any such registration, the Option Shares cannot be sold unless they are sold pursuant to an exemption from registration under the Act. The Optionee understands that in the absence of registration, the certificates representing any unregistered Option Shares issued to the Optionee shall bear a legend restricting the underlying shares from transfer in accordance with the Act and the Corporation may refuse to transfer the shares unless it is satisfied that the requirements of the Act have been satisfied.

(c)	The Corporation is under no obligation to comply, or to assist the Optionee in complying with any exemption from such registration requirements, including supplying the Optionee with any information necessary to permit routine sales of the Stock under Rule 144 of the Act. Optionee also understands that with respect to Rule 144, routine sales of securities made in reliance upon such Rule can only be made in limited amounts in accordance with the terms and conditions of the Rule, and that in cases in which the Rule is inapplicable, compliance with either Regulation A or another disclosure exemption under the Act will be required. Thus, the Option Shares will have to be held indefinitely in the absence of registration under the Act or an exemption from registration.

(d)	Pursuant to the terms of the Notice of Agreement of Exercise that shall be delivered to the Corporation upon each exercise of the Option, the Optionee shall acknowledge, represent, warrant and agree as follows:

(i)	Unless the underlying shares have been registered under the Act, all Option Shares shall be acquired solely for the account of the Optionee for investment purposes only and with no view to their resale or other distribution of any kind;

(ii)	No Option Share shall be sold or otherwise distributed in violation of the Act or any other applicable federal or state securities laws; and

(iii)	If the Optionee is subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), Optionee shall:

(A) Be aware that the actual accrual of any right under the Option to purchase Option Shares is an event that requires reporting on Forms 3, 4 or 5 under Section 16(a) of the Exchange Act;

(B) Be aware that any sale by Optionee or the immediate family of the Optionee of the Corporation’s Common Stock within six months before or after the granting of any Option may create liability for Optionee under Section 16(b) of the Exchange Act;

(C) Consult with counsel for Optionee regarding the application of Section 16(b) of the Exchange Act prior to any exercise of the Option, and prior to any sale of the Company’s Common Stock; and

(D) Timely file all reports required under the federal securities laws.

6. Transferability of Option. The Option shall not be transferable except by will or the laws of descent and distribution, and any attempt to do so shall void the Option.

7. Adjustment By Stock Split, Stock Dividend, Etc. If at any time the Corporation increases or decreases the number of its outstanding shares of Common Stock, or changes in any way the rights and privileges of such shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in its Common Stock, or through a stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving its Common Stock, the numbers, rights, and privileges of the shares of Common Stock included in the Option shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

8. Privilege of Ownership. Optionee shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon exercise of the Option.

9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and they shall be deemed to be given upon receipt by sender of sender’s return receipt for acknowledgement of delivery of said notice by postage prepaid registered mail. Such notice shall be addressed to the party to be notified as shown below:

Corporation:	Gold Resource Corporation

  222 Milwaukee St., Suite 301

  Denver, Colorado 80218

Optionee:	At the address listed below his name on the last page of this Agreement.

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

10. General Provisions. This instrument: (a) together with the Plan, contains the entire agreement among the parties, (b) may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties sought to be charged with such amendment or waiver, (c) shall be constructed in accordance with, and governed by, the laws of the State of Colorado, (d) shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives and assigns, except as above set forth.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date and year first above written.

GOLD RESOURCE CORPORATION:

By:	/s/ David C. Reid
David C. Reid
Vice President

OPTIONEE:

By:	/s/ William W. Reid
William W. Reid
Address:	445 Madison St.
Denver, CO 80206

EXHIBIT A

TO GOLD RESOURCE CORPORATION

STOCK OPTION AGREEMENT

NOTICE AND AGREEMENT OF EXERCISE OF OPTION

I hereby exercise my Gold Resource Corporation Stock Option granted pursuant to that Stock Option Agreement dated                          (the “Agreement”) as to                          shares of Gold Resource Corporation Common Stock (the “Option Shares”).

Enclosed are the documents and payment specified in Paragraph 4 of the Agreement.

I understand that no Option Shares will be issued unless and until, in the opinion of Gold Resource Corporation (the “Corporation”), any applicable registration requirements of the Securities Act of 1933, as amended (the “Act”), and any applicable listing requirements of any securities exchange on which stock of the same class is then listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with. I hereby acknowledge, represent, warrant and agree, to and with the Corporation as follows:

a. Unless the shares have been registered, the Option Shares I am purchasing are being acquired for my own account for investment purposes only and with no view to their resale or other distribution of any kind, and no other person (except, if I am married, my spouse) will own any interest therein.

b. I will not sell or dispose of my Option Shares in violation of the Act or any other applicable federal or state securities laws.

c. If and so long as I am subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), I recognize that any sale by me or my immediate family of the Corporation’s Common Stock within six months before the date of grant of my stock option may create liability for me under Section 16(b) of the Exchange Act.

d. I have consulted with counsel regarding the application of Section 16(b) to this exercise of my option.

c. I will consult with counsel before I make any sale of the Corporation’s Common Stock, including the Option Shares.

f. I agree that the Company may, without liability for its good faith actions, place legend restrictions upon my Option Shares and issue “stop transfer” instructions requiring compliance with applicable securities laws and the terms of the Agreement.

The number of Option Shares specified above are to be issued in the following registration:

(Date)

(Print Full Name)	(Signature)

(Optional—Spouse’s full name if you wish joint registration)	(Address)

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